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                                                                     Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ISC ACQUISITION CORPORATION

AND

INDUSTRIAL SCIENTIFIC CORPORATION

DATED AS OF FEBRUARY 23, 1999
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     AGREEMENT AND PLAN OF MERGER dated as of February 23, 1999 (the
"Agreement") between ISC Acquisition Corporation, a Pennsylvania corporation ("Acquisition"), and Industrial Scientific Corporation, a Pennsylvania corporation ("Industrial Scientific").

     WHEREAS, the Board of Directors of Acquisition and the Board of Directors of Industrial Scientific upon the recommendation of its special committee of disinterested members (the "Special Committee") have unanimously approved, and deem advisable and in the best interests of their shareholders, the merger of Acquisition with and into Industrial Scientific in accordance with Title 15, Pennsylvania Consolidated Statutes (the "PBCL") and in accordance with the terms, and subject to the conditions of, this Agreement (the "Merger");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


Article I
The Merger

     Section 1.01. The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the PBCL, Acquisition shall be merged with and into Industrial Scientific, the separate existence of Acquisition shall cease, and Industrial Scientific shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects as provided by the PBCL and other applicable law.

     Section 1.02. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 5, the parties shall file in the Department of State of the Commonwealth of Pennsylvania articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the PBCL and shall make all other filings or recordings required under the PBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed in the Department of State of the Commonwealth of Pennsylvania, or at such other time as is permissible in accordance with the PBCL and as Acquisition and Industrial Scientific shall agree and as specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

     Section 1.03. Closing. The closing of the Merger (the "Closing") will take place at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, Pittsburgh, Pennsylvania at 10:00 a.m. (Pittsburgh time) on the date of the satisfaction of the conditions provided in Article 5, or at such other time and place as Acquisition and Industrial Scientific shall agree (the "Closing Date").

     Section 1.04. Certificate of Incorporation; By-Laws; Officers and Directors. Pursuant to the Merger: (a) the Articles of Incorporation and By-laws of Industrial Scientific as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Corporation following the Merger; provided that the number "four (4)" and "nine (9)" in
Article 6(a) of the Articles of Incorporation shall be changed to "two (2)" and "seven (7)" respectively, until thereafter changed or amended as provided therein and in accordance with applicable law; (b) Kenton E. McElhattan and Kent
D. McElhattan shall be the directors of the Surviving Corporation following the Merger and until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified; and (c) the officers of Industrial Scientific immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

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     Section 1.05.    Effect on Common Stock.  As of the Effective Time, by
virtue of the Merger and without any action on the part of Acquisition, Industrial Scientific or the holders of any shares of Common Stock, par value $.01 per share, of Industrial Scientific (the "Industrial Scientific Common Stock"):

          (a) Common Stock of Acquisition. Each share of Common Stock, par value $.01 per share, of Acquisition (the "Acquisition Common Stock"), which is issued and outstanding immediately prior to the Effective Time, shall be converted into and become one share of Common Stock, par value $.01 per share, of the Surviving Corporation.

          (b)  Common Stock of Industrial Scientific.  Subject to Sections 1.05
     (c), 1.05(d) and 1.06, each share of Industrial Scientific Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive $28.50 in cash (the "Merger Consideration") and, when so converted, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Industrial Scientific Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares represented by such certificate upon surrender of such certificate in accordance with Section 1.08.

          (c) Cancellation of Treasury Stock. Any shares of Industrial Scientific Common Stock that are owned immediately prior to the Effective Time by Industrial Scientific or any Subsidiary of Industrial Scientific (as hereinafter defined) which constitute treasury stock in the hands of the holder thereof, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto. The term "Subsidiary" means any corporation, joint venture, partnership, limited liability company or other entity of which Industrial Scientific, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent of the general voting power under ordinary circumstance of such entity.

          (d) Industrial Scientific Common Stock Held by Acquisition. Any shares of Industrial Scientific Common Stock that are owned immediately prior to the Effective Time by Acquisition shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto. Acquisition hereby irrevocably waives any and all rights it may have pursuant to the terms of this Agreement or under the PBCL (including, without limitation, any rights to which it may be entitled under Part II, Chapter 15, Subchapter D of the PBCL) or otherwise to receive pursuant to the Merger cash or any other consideration for the shares of Industrial Scientific Common Stock owned or held by it at the Effective Time.

     Section 1.06. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Industrial Scientific Common Stock outstanding immediately prior to the Effective Time and held by a holder (if any) who has perfected his rights to dissent from the Merger in accordance with
Part I, Chapter 15, Subchapter D of the PBCL ("Dissenting Shares") shall be canceled and retired and shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to dissent, if any. Such shareholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of the PBCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses any such right to dissent, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, in accordance with Section 1.05(b).

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     Section 1.07.    Treatment of Options.

          (a) Pursuant to the Merger, at the Effective Time, each outstanding option to purchase shares of Industrial Scientific Common Stock (an "Industrial Scientific Stock Option"), other than those held by Kenton E. McElhattan and Kent D. McElhattan, whether or not vested, will be terminated and, in exchange for such Industrial Scientific Stock Option, the holder will be entitled to receive, for each share of Industrial Scientific Common Stock subject to such Industrial Scientific Stock Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price.

          (b) Prior to the Effective Time, Industrial Scientific shall use its best efforts to (i) obtain any consents from holders of the options and
     (ii) make any amendments to the terms of the Industrial Scientific Stock Option Plan and any options granted thereunder that, in case of either (i) or (ii), are necessary or appropriate to give effect to the transactions contemplated by this Section 1.07. Notwithstanding any other provisions of this Section 1.07, payment in respect of any options may be withheld until necessary consents are obtained.

     Section 1.08.    Exchange of Certificates.

          (a) Exchange Agent. Prior to the Effective Time, Industrial Scientific shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, Industrial Scientific shall have deposited with the Exchange Agent, for the benefit of the holders of shares of Industrial Scientific Common Stock, for exchange in accordance with this Section 1.08, the aggregate amount of cash payable pursuant to Section 1.05(b) hereof in exchange for outstanding shares of Industrial Scientific Common Stock (the "Exchange Fund").

          (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Industrial Scientific Common Stock whose shares were converted into the right to receive cash pursuant to Section 1.05(b) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such shares of Industrial Scientific Common Stock shall pass, only upon delivery of the certificates representing such shares of Industrial Scientific Common Stock to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and instructions for use in effecting the surrender of the certificates representing such shares of Industrial Scientific Common Stock, in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a certificate or certificates representing shares of Industrial Scientific Common Stock and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of shares of Industrial Scientific Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of Industrial Scientific or its transfer agent of certificates representing shares of Industrial Scientific Common Stock and if such certificates are presented to Industrial Scientific for transfer, they shall be canceled against delivery of the Merger Consideration allocable to the shares of Industrial Scientific Common Stock represented by such certificate or certificates. If any Merger Consideration is to be remitted to a name other than that in which the certificate for the Industrial Scientific Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Industrial Scientific, or its

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     transfer agent, any transfer or other taxes required by reason of the payment of the Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Industrial Scientific or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.08 each certificate for shares of Industrial Scientific Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 1.05(b). No interest will be paid or will accrue on any amount payable as Merger Consideration. Subject to completion of the documentation referred to above, the Merger Consideration shall be paid at the Effective Time to holders of Industrial Scientific Common Stock.

          (c)  No Further Ownership Rights in Industrial Scientific Stock.
     The Merger Consideration paid upon the surrender for exchange of certificates representing shares of Industrial Scientific Common Stock in accordance with the terms of this Section 1.08 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Industrial Scientific Common Stock represented by such certificates.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates representing shares of Industrial Scientific Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Industrial Scientific Common Stock prior to the Merger who have not theretofore complied with this Section 1.08 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for Merger Consideration to which such holders may be entitled.

          (e) No Liability. No party to this Agreement shall be liable to any Person (as hereinafter defined) in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The term "Person" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

          (f) Lost Certificates. In the event any certificate or certificates representing shares of Industrial Scientific Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Section 1.08; provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in an amount reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate claimed to have been lost, stolen or destroyed.

          (g) Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

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     Section 1.09.    Legal Requirements for Merger.

          (a) Acquisition will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on Acquisition with respect to the Merger and will promptly cooperate with and furnish information to Industrial Scientific in connection with any such requirements imposed upon Industrial Scientific in connection with the Merger.

          (b) Industrial Scientific will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to Acquisition in connection with the Merger.

     Section 1.10. Additional Agreements and Provisions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time (as hereinafter defined) any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Industrial Scientific or Acquisition, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action. The parties hereto agree to use their respective best efforts to challenge any action brought against any of the parties hereto seeking a temporary restraining order or preliminary or permanent injunctive relief which would prohibit, or materially interfere with, the consummation of the transactions contemplated by this Agreement.


Article II
Representations And Warranties Of Industrial Scientific

     Industrial Scientific represents and warrants to Acquisition as follows:

     Section 2.01. Organization of Industrial Scientific and its Subsidiaries. Industrial Scientific and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. Industrial Scientific and each of its Subsidiaries is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Industrial Scientific and its Subsidiaries, taken as a whole.

     Section 2.02. Capitalization of Industrial Scientific; Ownership. The authorized capital stock of Industrial Scientific consists of 15,000,000 shares of Industrial Scientific Common Stock, of which no more than 3,379,037 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of Preferred Stock, without par value, of which no shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of Industrial Scientific are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except for outstanding Industrial Scientific Stock Options to purchase an aggregate of no more than 52,118 shares of Industrial Scientific Common Stock, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of Industrial Scientific or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is Industrial Scientific committed to issue any such option, warrant, right or security. Following the Merger, Industrial Scientific will have no obligation to issue, transfer or sell any shares of its capital stock or other securities of Industrial Scientific pursuant to any employee benefit plan or otherwise.

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     Section 2.03.    Subsidiaries of Industrial Scientific.  The only direct or indirect Subsidiaries of Industrial Scientific are as follows: Industrial Scientific Devices, Inc.; Industrial Scientific of Delaware, Inc.; Industrial Scientific Arabia, Ltd.; Industrial Scientific Pty.; HEG Industrial Scientific Co. Ltd.; and Industrial Scientific PTE Ltd.. All outstanding shares of capital stock or other equity interests of each Subsidiary are owned by Industrial Scientific (except for Industrial Scientific Arabia, Ltd., 49% of whose shares are owned by Industrial Scientific, and HEG Industrial Scientific Co. Ltd., 50% of whose shares are owned by Industrial Scientific) free and clear of any and all liens, claims, security interests or options, except for restrictions on transfer under federal and state securities laws. All shares of capital stock of each Subsidiary which is a corporation have been validly issued and are fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional equity interests of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional equity interests of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant, right or security.
Other than the Subsidiaries referred to in the first sentence of this Section 2.03, Industrial Scientific does not own, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

     Section 2.04. Authorization. Industrial Scientific has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of the Merger by the shareholders of Industrial Scientific, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Industrial Scientific (other than the approval of this Agreement and the transactions contemplated hereby by the shareholders of Industrial Scientific). The Board of Directors of Industrial Scientific has unanimously adopted resolutions approving this Agreement and the Merger, and has determined that the terms of the Merger are fair to, and in the best interests of, Industrial Scientific's shareholders other than Kenton E. McElhattan, Florence L. McElhattan, Kent D. McElhattan and Acquisition (the "Public Shareholders"). This Agreement has been duly executed and delivered by Industrial Scientific and, assuming the due authorization, execution and delivery hereof by Acquisition, constitutes the valid and binding obligation of Industrial Scientific, enforceable against Industrial Scientific except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

     Section 2.05.    Fairness Opinion and Approval by the Special Committee.
On or prior to the date hereof, the Special Committee (i) approved the terms of this Agreement and the transactions contemplated hereby as they relate to the Public Shareholders, including without limitation the Merger, (ii) determined that the Merger is fair to and in the best interest of the Public Shareholders and (iii) recommended that the Board of Directors of Industrial Scientific approve and authorize this Agreement and such transactions. The Special Committee has received an opinion of Ladenburg Thalmann & Co. Inc. to the effect that the consideration to be received by the Public Shareholders in the Merger is fair to such shareholders from a financial point of view as of the date hereof.

     Section 2.06. Brokers And Finders. Other than Ladenburg Thalmann & Co. Inc., neither Industrial Scientific nor any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to Ladenburg Thalmann & Co. Inc. shall be paid by Industrial Scientific.

     Section 2.07. SEC Documents; Undisclosed Liabilities. Industrial Scientific has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. Except to the extent that information contained in any SEC Document has been revised

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or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Industrial Scientific included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present the financial position of Industrial Scientific as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     Section 2.08. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement, since the date of the most recent audited financial statements included in the filed SEC Documents, Industrial Scientific has conducted its business only in the ordinary course, and there has not been any material change in Industrial Scientific or its business. Since January 1, 1997, Industrial Scientific has not engaged in discussions with any party other than Acquisition with respect to any material transaction or transaction that would be deemed a change of control of Industrial Scientific or such other entity, including, without limitation, the sale of the capital stock of Industrial Scientific, the merger of Industrial Scientific with another entity or the acquisition by Industrial Scientific of another entity.

     Section 2.09. Information Statement. None of the information to be supplied by Industrial Scientific for inclusion in the Information Statement on
Schedule 14C to be distributed to the Shareholders of Industrial Scientific in connection with the Merger (the "Information Statement") will, at the time of the mailing of the Information Statement and any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will, as of its effective date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.


Article III
Representations And Warranties Of Acquisition

     Section 3.01. Organization and Authority of Acquisition. Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

     Section 3.02. Authorization. Acquisition has all corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Acquisition. This Agreement has been duly executed and delivered by Acquisition and, assuming the due authorization, execution and delivery hereof by Industrial Scientific, constitutes the valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

     Section 3.03. Brokers and Intermediaries. Other than Parker/Hunter, Inc., Acquisition has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection

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therewith or upon the consummation thereof.  Any such fees due to Parker/Hunter,
Inc. shall be the liability of Acquisition.

     Section 3.04. Financing. Acquisition has received indications from a lending institution that such institution will be prepared to extend the financing necessary to consummate the Merger.

     Section 3.05. Information Statement. None of the information to be supplied by Acquisition or its shareholders for inclusion in the Information Statement will, at the time of the mailing of the Information Statement and any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


Article IV
Certain Covenants And Agreements

     Section 4.01. Announcement. Neither Industrial Scientific nor Acquisition shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. Notwithstanding anything in this Section 4.01 to the contrary, Acquisition and Industrial Scientific will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by law.

     Section 4.02. No Solicitation. From the date of this Agreement to the Effective Time, Industrial Scientific covenants and agrees that Industrial Scientific shall not, nor shall it authorize or permit any of its Subsidiaries or any officer, director, employee, investment banker, attorney or other adviser or representative of Industrial Scientific or any of its Subsidiaries ("Industrial Scientific Representatives") to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which Industrial Scientific or any of its Subsidiaries had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of Industrial Scientific or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Industrial Scientific or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.02 by Industrial Scientific. Industrial Scientific shall promptly advise Acquisition of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving Industrial Scientific or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Industrial Scientific or any of its Subsidiaries, any voting securities of Industrial Scientific or any of its Subsidiaries or a substantial portion of the assets of Industrial Scientific. Notwithstanding the foregoing, Industrial Scientific, its Subsidiaries and Industrial Scientific Representatives shall not be obligated to take or refrain from taking any action pursuant to this Section 4.02 if the Board of Directors of Industrial Scientific, after consultation with independent legal counsel, determines in good faith that to take or refrain from taking any such action would result in a violation of its fiduciary obligations.

     Section 4.03. Notification of Certain Matters. Industrial Scientific shall give prompt notice to Acquisition, and Acquisition shall give prompt notice to Industrial Scientific, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any

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representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of Industrial Scientific, or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 4.04.    Directors' And Officers' Indemnification.

          (a) The Articles of Incorporation and the By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability of directors and officers set forth in Industrial Scientific's Articles of Incorporation and By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of Industrial Scientific, unless such modification is required by law.

          (b) The Surviving Corporation shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of Industrial Scientific currently in effect on the date of this Agreement (the "Industrial Scientific Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Industrial Scientific Insurance Policies; provided, that in no event shall the Surviving Corporation be required to pay annual premiums for insurance under this Section 4.04(b) in excess of that which is commercially reasonable; and provided further, however, that if the annual premiums for such insurance coverage exceed that which is commercially reasonable, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost which is commercially reasonable.

     Section 4.05. Information Statement and Schedule 13E-3. Industrial Scientific shall file with the SEC as soon as is reasonably practicable after the date hereof the Information Statement and shall use all reasonable efforts to respond to comments from the SEC and to cause the Information Statement to be mailed to Industrial Scientific's shareholders at the earliest practicable time. The information provided and to be provided by Industrial Scientific and Acquisition for use in the Information Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading as of the date thereof and in light of the circumstances under which given or made. Industrial Scientific will not mail the Information Statement to Industrial Scientific's shareholders unless it is satisfactory in content to the Special Committee and Acquisition, in the exercise of their reasonable judgment. As soon as practicable after the date of this Agreement, Acquisition, its shareholders and Industrial Scientific shall file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3"), with respect to the Merger. Each of the parties hereto agrees to use its reasonable best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Schedule 13E-3. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Information Statement and Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or misleading.

     Section 4.06. Dividends. Prior to the Effective Time, Industrial Scientific shall not pay any dividends or make any other distributions with respect to the outstanding shares of Industrial Scientific Common Stock.

Article V
Conditions Precedent

     Section 5.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

          (a) No Injunction or Proceeding. No preliminary or permanent injunction, temporary restraining order or other decree of a court, legislature or other agency or instrumentality of federal, state or local government (a "Governmental Entity") shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity shall have been instituted or threatened, which prohibits the consummation of the Merger or materially challenges the transactions contemplated hereby.

          (b) Consents. Other than filing the Articles of Merger, all consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the transactions contemplated hereby, shall have been obtained or effected or filed.

          (c) Approval of Holders of Industrial Scientific Common Stock. This Agreement and the Merger shall have been adopted by the affirmative vote or written consent of a majority of the shares of Industrial Scientific Common Stock outstanding.

     Section 5.02. Conditions to the Obligation of Industrial Scientific to Effect the Merger. The obligation of Industrial Scientific to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

          (a) Representations and Warranties. The representations and warranties of Acquisition contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such date.

          (b) Agreements. Acquisition shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          (c) Opinion of Financial Advisor. The opinion of Ladenburg Thalmann & Co. Inc. referred to in Section 2.05 shall have been confirmed in writing and such written opinion shall not have been withdrawn or revoked.

          (d) Opinion of Counsel for Acquisition. Industrial Scientific shall have been furnished with an opinion satisfactory to it of Reed Smith Shaw & McClay LLP, counsel for Acquisition, dated the date of the Closing and addressed to Industrial Scientific, to the effect that:

               (i) Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania;

               (ii) The execution, delivery and performance of the Agreement by Acquisition and the consumation of the Merger have been duly authorized and approved by all requisite action of Acquisition's Board of Directors; the Agreement and the Merger have been duly approved by the shareholders of Acquisition; and the Agreement has been duly executed and delivered by Acquisition and is a legally valid and binding obligation of Acquisition enforceable against Acquisition in accordance with its terms; and

               (iii) Upon filing of Articles of Merger with respect to the Merger in the Department of State of Pennsylvania in accordance with
          (S)1927 of the PBCL, the Merger shall become effective under the PBCL.

          (e) Availability of Funds. Acquisition shall have funds available to it at the Closing sufficient to pay the Merger Consideration.

     Section 5.03. Conditions to the Obligation of Acquisition to Effect the Merger. The obligation of Acquisition to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

          (a) Representations and Warranties. The representations and warranties of Industrial Scientific contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          (b) Agreements. Industrial Scientific shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          (c) No Material Adverse Change. Except as set forth in the Industrial Scientific SEC Reports filed on or prior to the date of this Agreement, since December 31, 1997 there shall have been no material adverse change in the business, assets, liabilities, results of operations or financial condition of Industrial Scientific and its Subsidiaries, taken as a whole.

          (d) Opinion of Counsel for Industrial Scientific. Acquisition shall have been furnished with an opinion satisfactory to it of Buchanan Ingersoll Professional Corporation, counsel for Industrial Scientific, dated the date of the Closing and addressed to Acquisition, to the effect that:

               (i) Industrial Scientific is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania;

               (ii) Industrial Scientific's capital stock consists of the numbers of authorized, issued and outstanding shares of capital stock set forth in Section 2.02;

               (iii)  Except for outstanding Industrial Scientific Stock
          Options to purchase an aggregate of not more than 52,118 shares of Industrial Scientific Common Stock, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of Industrial Scientific or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is Industrial Scientific committed to issue any such option, warrant, right or security;

               (iv) The execution, delivery and performance of the Agreement by Industrial Scientific, and the consumation of the Merger, have each been duly authorized and approved by all requisite action of Industrial Scientific's Board of Directors; the Agreement and the Merger have been duly approved by the shareholders of Industrial Scientific; and the Agreement has been duly executed and delivered by Industrial Scientific and is a legally valid and binding obligation of Industrial Scientific enforceable against Industrial Scientific in accordance with its terms; and

               (v) Upon filing of Articles of Merger with respect to the Merger in the Department of State of Pennsylvania in accordance with
          (S)1927 of the PBCL, the Merger shall become effective under the PBCL.


Article VI
Termination, Amendment And Waiver

     Section 6.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

          (a) by the mutual written consent of Acquisition, by action of its Board of Directors, and the Special Committee on behalf of Industrial Scientific;

          (b) by either Acquisition, by action of its Board of Directors, or the Special Committee on behalf of Industrial Scientific, if:

               (i) the Merger has not been consummated on or prior to June 30, 1999; provided, however, that the right to terminate this Agreement under this Section 6.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

               (ii) the Special Committee shall have withdrawn, or modified or changed in any manner adverse to Acquisition its approval of this Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of its fiduciary obligations under applicable law.

     Section 6.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.01, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Acquisition or Industrial Scientific (except as set forth in this Section 6.02 and Section 7.02 hereof, each which shall survive any termination of this Agreement); provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

     Section 6.03. Amendment. This Agreement may be amended in writing by the parties hereto; provided, however, that after adoption of this Agreement and the Merger by the shareholders of Industrial Scientific no such amendment may be made without the further approval of the shareholders of Industrial Scientific except to the extent permitted by the PBCL. Notwithstanding the foregoing, any amendment of this Agreement on behalf of Industrial Scientific shall be subject to the approval of the Board of Directors of Industrial Scientific upon the recommendation of the Special Committee.

     Section 6.04. Waiver. At any time prior to the Effective Time, whether before or after the approval of holders of Industrial Scientific Common Stock referred to in Section 5.01(c) hereof, Acquisition, by action taken by its Board of Directors, or Industrial Scientific, by action taken by its Board of Directors upon the recommendation of the Special Committee, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

Article VII
Miscellaneous

     Section 7.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither Acquisition, Industrial Scientific, any Subsidiary, nor any officer, director or employee or stockholder shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 7.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 7.02. Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated hereby shall be the obligation of the party incurring such expenses. All costs and expenses incurred by Acquisition in connection with the Agreement and the consummation of the transactions contemplated hereby shall, after the Effective Time, be obligations of the Surviving Corporation.

     Section 7.03. Applicable Law. The rights and duties of Acquisition and Industrial Scientific under this Agreement shall be governed by the law, excluding conflicts of law rules, of the Commonwealth of Pennsylvania.

     Section 7.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be sent or delivered as follows:


         If to Industrial Scientific, to:

           James P. Hart
           Vice President, Finance and Chief Financial Officer
           Industrial Scientific Corporation
           1001 Oakdale Road
           Oakdale, PA 15071-1500
           Fax: (412)788-8353

         with a copy to:

           James J. Barnes, Esq.
           Buchanan Ingersoll Professional Corporation
           One Oxford Centre
           301 Grant Street
           Pittsburgh, PA 15219-1410
           Fax (412) 562-1041
         and

           Joseph D. Shuman, Esq.
           Thorp Reed & Armstrong
           One Riverfront Center
           20 Stanwix Street
           Pittsburgh, PA 15222-4895
           Fax (412) 394-2555

         If to Acquisition, to:

           Kent D. McElhattan
           President
           c/o Industrial Scientific Corporation
           1001 Oakdale Road
           Oakdale, PA 15071-1500
           Fax: (412)788-8353

         with a copy to:

           Robert K. Morris, Esq.
           Reed Smith Shaw & McClay LLP
           435 Sixth Avenue
           Pittsburgh, PA 15219
           Fax (412) 288-3063

Such names and addresses may be changed by such notice.

     Section 7.05. Entire Agreement. This Agreement (including the documents and instruments referred to herein) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     Section 7.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

     Section 7.07. Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles" or "Sections" shall be deemed to be references to Articles or Sections hereof unless otherwise indicated.

     Section 7.08. Counterparts. This Agreement may be executed in one or more counterparts, each counterpart shall be deemed to be an original but all of which shall be considered one and the same agreement.

     Section 7.09. No Third Party Beneficiaries. Except as provided in Sections 1.07, 1.08 and 4.04, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

     Section 7.10. Severability; Enforcement. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                              INDUSTRIAL SCIENTIFIC CORPORATION


                              By:
                                 -------------------------------------
                              Name: Kent D. McElhattan


                              Title: President



                              ISC ACQUISITION CORPORATION



                              By:
                                 -------------------------------------
                              Name: Kent D. McElhattan


                              Title: President

                                  ENDORSEMENT

     The undersigned, Kenton E. McElhattan, Florence L. McElhattan and Kent D. McElhattan, hereby represent, warrant, covenant and agree as follows:

     (a) The undersigned are the holders of record of the number of shares of Industrial Scientific Common Stock listed below:

              Kenton E. McElhattan      668,960
              Florence L. McElhattan    750,000
              Kent D. McElhattan        869,640

     (b) The undersigned will, on the date hereof, execute and deliver an Action by Written Consent of Shareholders of Industrial Scientific Corporation:
(i) approving the Agreement and the Merger; (ii) approving an amendment to the Articles of Incorporation of Industrial Scientific Corporation providing that Title 15 of Pennsylvania Consolidated Statutes, Chapter 25 (Registered Corporations) Subchapter E (Control Transactions), 15 Pa.C.S.A. (S)(S)2541-2548, shall not be applicable to Industrial Scientific.

     (c) The undersigned will, promptly after effectiveness of the amendment to the Articles of Incorporation of Industrial Scientific Corporation referred to in paragraph (b) above, contribute to the capital of Acquisition the shares of Industrial Scientific Common Stock referred to in paragraph (a) above.


                                 -------------------------------------
                                 Kenton E. McElhattan


                                 -------------------------------------
                                 Florence L. McElhattan


                                 -------------------------------------
                                 Kent D. McElhattan